                                 AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                           EARTHSHELL CONTAINER CORPORATION



             The undersigned, Simon K. Hodson, does hereby certify that:

         1. He is the President of EarthShell Container Corporation, a Delaware corporation (the "Corporation").

         2. The name of the Corporation is EarthShell Container Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 27, 1992. The Corporation was originally incorporated under the name EarthCrete Container Corporation. The name EarthCrete Container Corporation was changed to EarthShell Container Corporation on May 27, 1993.

         3. This Amended and Restated Certificate of Incorporation and the amendments set forth herein have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the majority vote of each class of stockholders entitled to vote thereon pursuant to a duly called and held meeting of stockholders under
Section 222 of the General Corporation Law of the State of Delaware.

         4. The Corporation's Certificate of Incorporation is hereby amended and restated in its entirety as follows:

         ARTICLE I:  NAME

         The name of the Corporation is EarthShell Corporation.

         ARTICLE II:  DEFINITIONS

         For purposes of this Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in
Section 203(c) of the Delaware General Corporation Law, as in effect on the date hereof:

                   (A) "Board" shall mean the Board of Directors of the Corporation.

                   (B) "Business Combination" shall have the meaning ascribed to it in Section 203(c)(3) of the Delaware General Corporation Law; provided, however, that for purposes hereof the term "interested stockholder" appearing therein shall have the meaning ascribed to it in
    Article II(E) hereof.

                   (C) "Disinterested Shares" shall mean the shares of Voting Stock of the Corporation held by Persons other than an Interested Stockholder, and each reference

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    herein to a percentage or portion of the Disinterested Shares shall refer to such percentage or portion of the votes entitled to be cast by the holders of such Disinterested Shares.

                   (D) "Independent Directors" shall mean the members of the Board who (i) were directors of the Corporation prior to any Person becoming an Interested Stockholder (the "Pre-Existing Directors"),
    (ii) were recommended for election or elected to succeed such Pre-Existing Directors by a majority of such directors or (iii) were elected to succeed the directors named in (ii) by a majority of the directors named in (i) and
    (ii).

                   (E) "Interested Stockholder" shall mean any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the Owner of 15% or more of the outstanding Voting Stock, or (2) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, or (3) is an Affiliate or Associate of a Person described in (1) or (2) preceding; provided, however, that the term "Interested Stockholder" shall not include (i) any Person who (a) owned shares in excess of the 15% limitation set forth herein as of ______________, 1998 [the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware] and either (1) continued to own shares in excess of such 15% limitation or would have owned such shares but for action by the Corporation or (2) is an Affiliate or Associate of the Corporation and so continued (or so would have continued but for action by the Corporation) to be the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder or (b) acquired such shares from a Person described in (a) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (ii) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder,
    (1) the Voting Stock deemed to be outstanding shall include stock deemed to be owned by the Person through application of Section 203(c)(8) of the Delaware General Corporation Law, except that the Voting Stock deemed to be outstanding shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, and (2) a Person engaged in business as an underwriter of securities shall not be deemed to own any Voting Stock acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

                   (F) "Voting Stock" shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

         ARTICLE III:  REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

         ARTICLE IV:  PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         ARTICLE V:  AUTHORIZED CAPITAL STOCK

         SECTION 1. NUMBER OF AUTHORIZED SHARES. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock"; the total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share.

         (A) Effective as of the close of business on the date on which this Amended and Restated Certificate of Incorporation shall have been filed, every share of Common Stock outstanding prior to such effective date shall be deemed to be converted into Two Hundred Sixty-Two (262) shares of Common Stock (the "Split").
         (B) No fractional shares of Common Stock may be issued as a result of the Split. In lieu thereof, the Corporation shall pay, in cash, the fair market value of any fractional shares.

         SECTION 2. COMMON STOCK. All shares of Common Stock shall be one class without series and shall be denominated "Common Stock."

         SECTION 3. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Preferred Stock then outstanding without the consent of the required percentage of the holders of such Preferred Stock.

         SECTION 4. DISTRIBUTIONS UPON LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of shares of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common Stock. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section 4.

         ARTICLE VI:  ANNUAL MEETINGS OF STOCKHOLDERS

         The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         ARTICLE VII:  CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

         Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution by the Board of Directors or by the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner; provided, however, that if a proposal requiring stockholder approval is made by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, or if an Interested Stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Independent Directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval; and provided further that if and to the extent that any special meeting of stockholders may be called by any other Person or Persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the Person or Persons, in the manner, at the times and for the purposes so specified.

         ARTICLE VIII:  NUMBER OF DIRECTORS

         The number of directors that shall constitute the whole Board shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure set forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (B) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

         ARTICLE IX:  STOCKHOLDER ACTION BY WRITTEN CONSENT

         Any election of directors or other action by the stockholders of the Corporation may be effected at an annual or special meeting of stockholders or by written consent in lieu of such meeting.

         ARTICLE X:  ELECTION OF DIRECTORS

         SECTION 1. VACANCIES. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

         SECTION 2. STOCKHOLDER NOMINEES. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

         ARTICLE XI:  LIABILITY AND INDEMNIFICATION

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

         ARTICLE XII:  AMENDMENT OF CORPORATE DOCUMENTS

         SECTION 1. CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         SECTION 2. BYLAWS. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend, repeal, alter, and rescind the Bylaws of the Corporation.

         ARTICLE XIII:  CONSTITUENCIES

         The Board of Directors, when evaluating any proposed transaction that would result in a person or entity becoming an Interested Stockholder or an Interested Stockholder increasing his ownership of capital stock of the Corporation, or any transaction or any proposed transaction with another party which would constitute a Business Combination if the other party to the transaction were an Interested Stockholder, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation, the independence and integrity of the Corporation's operations, the social, economic and environmental effects on the stockholders, employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located or in which they serve.

         IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, hereby affirms and acknowledges under penalty of perjury that the filing of the Amended and Restated Certificate of Incorporation is the act and deed of the Corporation.


                                       ------------------------------
                                       Simon K. Hodson

                       CERTIFICATE OF DESIGNATION, PREFERENCES
                          RELATIVE, PARTICIPATING, OPTIONAL
                               AND OTHER SPECIAL RIGHTS
                             (Series A Cumulative Senior
                             Convertible Preferred Stock)


          The undersigned, Simon K. Hodson, President of EarthShell Container Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of 100,000 shares of its Preferred Stock, par value $.01 per share, in series (the "Preferred Stock").
By said Certificate of Incorporation, authority was expressly granted to and vested in the Board of Directors of the Corporation within the limits and restrictions stated in the Certificate of Incorporation, among other things, from time to time, to fix or alter the dividend rate, conversion rate, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, or the number of shares and the designation or title of any wholly unissued series of the Preferred Stock.

          SECOND: The Board of Directors of the Corporation duly adopted the following resolutions by Unanimous Written Consent dated September 15, 1993:

          RESOLVED, that pursuant to the authority presently granted to and vested in the Board of Directors of the Corporation under the provisions of the Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, this Board of Directors hereby creates a series of Preferred Stock to consist of 35,000 shares, par value $.01 per share, and hereby fixes the powers, preferences and relative participating, voting, optional and other special rights, and the qualifications, limitations and restrictions thereof, of said series of Preferred Stock, which have not heretofore been set forth in the Certificate of Incorporation as follows:



    (1) DESIGNATION. The designation of the series so created shall be "Series A Cumulative Senior Convertible Preferred Stock" (the "Series A Preferred Stock").

    (2) RANKING. With regard to rights to receive dividends and distributions upon liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank (i) senior to the Common Stock of the Corporation,
(ii) senior to any series of Preferred Stock of the Corporation the terms of which specifically provide that such series shall rank junior to the Series A Preferred Stock and (iii) on parity with any series of Preferred Stock of the Corporation the terms of which do not specifically provide that such series shall rank junior to the Series A Preferred Stock.

    (3)  DIVIDENDS.


          (a) Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor (which for purposes of this Section 3 shall be deemed to not include any surplus created by or otherwise resulting from the sale of the Series A Preferred Stock), cumulative cash dividends at the rate per share (as a percentage of the liquidation preference per share) equal to 8% per annum, payable quarterly in arrears on the fifteenth day of each January, April, July and

October, in each year, with the first dividend payable on January 15, 1994. Dividends on the Series A Preferred Stock shall accrue from the date of original issue and shall be deemed to accrue from day to day whether or not earned or declared. Each such dividend will be payable to holders of record as they appear on the books of the Corporation on such record dates, which shall be 30 days prior to the payment dates thereof unless another record date, which shall be no more than 45 days prior to such payment dates, shall be fixed by the Board of Directors of the Corporation. The party that holds the Series A Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which were accrued prior to such dividend payment date, without regard to any sale or disposition of such Series A Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. The Corporation will pay no interest on accrued and unpaid dividends on the Series A Preferred Stock.

          (b) So long as any Series A Preferred Stock shall remain outstanding, in no event shall any dividend (other than stock dividends) be paid upon, nor shall any distribution be made in respect of, the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock, whether now or hereafter authorized, or any class of stock ranking on a parity with the Series A Preferred Stock with respect to dividends and rights on liquidation, whether now or hereafter authorized ("Parity Stock"), nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of Common Stock or of any other class of stock junior to the Series A Preferred Stock or of Parity Stock unless all dividends on the Series A Preferred Stock for all past quarterly dividend periods shall have been paid, but without interest, and the full dividend on all outstanding Series A Preferred Stock for the then current quarterly dividend period shall have been paid, or declared and set apart for payment; PROVIDED, HOWEVER, that in the event of such failure to pay accrued dividends with respect to the outstanding shares of Series A Preferred Stock and outstanding shares of Parity Stock, dividends may be declared, paid or set apart for payment, pro rata, on shares of Series A Preferred Stock and shares of Parity Stock so that the amounts of any dividends declared, paid or set apart for payment on shares of Series A Preferred Stock and shares of Parity Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid dividends on shares of Series A Preferred Stock and Parity Stock bear to each other.

          (c) So long as any Series A Preferred Stock shall remain outstanding, in no event shall the Corporation authorize, create or issue any class or series of stock senior to or ranking higher in priority to the Series A Preferred Stock except upon the affirmative vote or consent of the holders of at least 70% of the outstanding Series A Preferred Stock as set forth in Section 5(a) hereof.



    (4) LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus of any nature, $1,000 per share, plus an amount equal to accrued dividends per share to the date of distribution, whether earned or declared or not, but without interest, before any payment shall be made or any assets distributed to the holders of the Common Stock or the holders of any other class of stock junior in respect of liquidation rights to the Series A Preferred Stock; but the holders of the Series A Preferred Stock shall not be entitled to any further payments.


          If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets of the Corporation or proceeds thereof shall be insufficient to make the full liquidating payment of $1,000 per share and accrued and unpaid dividends on the Series A Preferred Stock and liquidating payments on any other outstanding Parity Stock (including accrued and unpaid dividends, if any), then such assets and proceeds shall be distributed among the holders of the Series A Preferred Stock and any other outstanding Parity Stock ratably on a share for share basis in accordance with the respective amounts which would be payable on all series of Parity Stock (including accrued and unpaid dividends, if any) if all remaining liquidating amounts payable were paid in full and nothing shall be paid to the holders of the Common Stock or any other class of stock junior to the Series A Preferred Stock.

          Neither a consolidation nor merger of this Corporation with or into one or more corporations, nor a sale of all or a substantial part of the assets of this Corporation shall be deemed to be a liquidation, dissolution or winding up, within the meaning of this Section 4 unless such consolidation, merger or sale shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

    (5)  VOTING RIGHTS.


          (a) VOTING RIGHTS TIED TO PREFERENCES OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth with respect to directors in Section 5(c) hereof) which shall become effective as to certain events, not relating to an acquisition of the Common Stock of the Corporation, which reasonably can be expected to adversely affect the preference rights of the Series A Preferred Stock. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, (i) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to affect adversely any right, preference, privilege or voting power of the Series A Preferred Stock; PROVIDED, HOWEVER, that any creation and issuance of other series of Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (ii) amend the Certificate of Incorporation of the Corporation; (iii) reclassify the Corporation's outstanding securities; or (iv) enter into any transaction, other than pursuant to an agreement existing on the date of this Certificate, with any Affiliate (other than a wholly owned subsidiary), including without limitation, the purchase, sale, lease or exchange of property or the rendering or purchase of any service to or from any Affiliate (other than a wholly owned subsidiary), the lending or borrowing of monies to or from any Affiliate (other than a wholly owned subsidiary), the guaranty of liabilities of any Affiliate (other than a wholly owned subsidiary), the merger, consolidation or other similar reorganization with any Affiliate (other than a wholly owned subsidiary) and the payment of any compensation to any Affiliate (other than a wholly owned subsidiary), other than the payment or provision of reasonable compensation and related fringe benefits, reasonable out-of-pocket expenses and indemnification rights to any of the officers, directors, consultants and employees of the Corporation and the payment of reasonable fees and reasonable out-of-pocket expenses to directors who are not employees of the Corporation. "Affiliate" shall mean any person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation, including without limitation the officers and directors of the Corporation, (b) that directly or indirectly owns or holds 5% or more of any equity interest in the Corporation or (c) 5% or more of whose voting stock (or in the case of an entity which is not a corporation, 5% or more of any equity interest) is owned directly or beneficially or held by the Corporation. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 70% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, (i) authorize, create or issue or increase the authorized or issued amount of, any class or series of stock ranking senior or on a parity with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation or (ii) amend, alter or repeal any of the provisions of Section 7 of this Certificate.

          (b) VOTING RIGHTS RELATING TO TRANSACTIONS UPON WHICH THE COMMON STOCK VOTES. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to
Section 5(a) above and except with respect to the election of directors of the Corporation on which the holders of the Common Stock vote, the Series A Preferred Stock and the Common Stock shall vote together as a class on any transaction with respect to which the Common Stock is entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation. Each share of Series A Preferred Stock shall be entitled to the number of votes per share equal to (A) one (1) multiplied by (B) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the record date used to determine shares eligible to vote on such transaction.

          (c)       DIRECTOR VOTING RIGHTS.
              (i) NUMBER OF DIRECTORS. So long as any shares of the Series A Preferred Stock remain outstanding, the holders of a majority of the Series A Preferred Stock then outstanding shall be entitled, voting as a class, to elect in person or by proxy one member of the Corporation's Board of Directors whose term of office shall expire at the next succeeding annual meeting of stockholders, with each such director to hold office until his successor shall have been duly elected and qualified.


              (ii) ADJUSTMENTS. In the event that the number of directors of the Corporation is increased or decreased from seven (including the Series A Preferred Stock director), the number of directors that the holders of the Series A Preferred Stock shall be entitled to elect voting separately as a class pursuant to Section 5(c)(i) shall be adjusted so that such number of directors is increased or decreased so that such holders shall be entitled to elect the same proportion of the number of directors of the Corporation as they would otherwise be entitled to elect, rounded up if the adjusted number of directors is greater than a whole number plus one-half and rounded down if the adjusted number of directors is less than or equal to a whole number plus one-half; PROVIDED, HOWEVER, that the holders of the Series A Preferred Stock shall at no time be entitled to elect less than one director of the Corporation.

              (iii) VACANCIES AND REMOVAL. In the event of a vacancy or vacancies on the Board of Directors of the Corporation caused by the removal or resignation of one or more directors elected by the holders of the Series A Preferred Stock, except in the event that the Series A Preferred Stock shall become entitled to elect fewer directors voting separately as a class pursuant to this Section 5(c), such vacancy may be filled only by the directors (or the remaining director, if only one) elected by the holders of the Series A Preferred Stock or by a majority vote of the holders of the Series A Preferred Stock then outstanding. Any person elected as a director by the holders of the Series A Preferred Stock, or by the directors elected by them, may be removed only by a majority vote of the holders of the Series A Preferred Stock outstanding at the time of such removal.


          (d) MAJORITY VOTE REQUIRED. The vote of a majority of the outstanding Series A Preferred Stock shall be required as to all matters upon which the Series A Preferred Stock is entitled to vote as a separate class except as otherwise provided under applicable Delaware law or under Section 5(a) of this Certificate.


          (e) NO OTHER VOTING RIGHTS. Except as otherwise expressly provided in this Certificate of Designation or otherwise expressly required by law, the Series A Preferred Stock shall not have any voting rights with respect to the affairs of the Corporation.

          (f) NOTICE. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation will provide the Series A Preferred Stock with notice of each annual and special meeting of stockholders, including without limitation any meeting at which matters on which the Series A Preferred Stock is entitled to vote pursuant to
Section 5(b) will be considered, to the same extent as the holders of the Common Stock.



    6.   OPTIONAL CONVERSION RIGHTS.


          (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time into the number of shares of Common Stock which results from dividing $1,000 by the Conversion Price in effect at the time of conversion. The initial Conversion Price shall be $1,000 per share (the "Conversion Price"). Such Conversion Price shall be subject to adjustment from time to time as provided herein.


          (b) Any holder of shares of Series A Preferred Stock may exercise the conversion rights as to such shares by delivering to the Corporation during regular business hours, at the office of the then transfer agent for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated in writing delivered to all holders of Series A Preferred Stock by the Corporation, the certificate for the Series A Preferred Stock to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating the number of such shares that the holder elects to convert. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder at such office a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(c) below. The holder shall be deemed to have become a stockholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such holder, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A Preferred Stock. If more than one share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion of such shares shall be computed on the basis of the aggregate number of shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the "Market Price" (as defined in Section 6(h) below) of the Common Stock at the close of business on the last business day prior to the Conversion Date for such shares.

         (d) With respect to each converted share of Series A Preferred Stock, the Corporation shall be obligated to make payment of any accrued but unpaid dividends existing at the time of conversion together with interest thereon from the date of conversion to the date of payment at the rate of 8% per annum. Payment shall be made at the time and in the manner declared by the Board of Directors pursuant to Section 3 hereof. Payment shall be made to the person registered as the holder of the converted shares at the time of conversion.

          (e) If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

          (f) All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock upon issuance will be validly issued, fully paid and nonassessable. The Corporation will pay any and all documentary and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          (g) All certificates representing Series A Preferred Stock surrendered for conversion shall be appropriately cancelled on the books of the Corporation and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, but may not be reissued as part of the Series A Preferred Stock.

          (h) The "Market Price" per share of Common Stock at the time as of which such "Market Price" is determined shall be deemed to be the average of the Closing Prices for 20 business days selected by the Corporation out of the 30 consecutive days immediately preceding the date as of which such "Market Price" is determined, except that for purposes of Section 6(c) above, the "Market Price" shall be the Closing Price on the last business day preceding the event requiring such determination. For the purpose of the foregoing sentence, a "business day" means a day on which the New York Stock Exchange or other principal stock exchange or over-the-counter market on which the Common Stock is traded was open for at least one-half of its normal business day. The "Closing Price" on any day shall be the last sale price, regular way, as reported in a composite published report of transactions which includes transactions on the exchange or other principal markets in which the Common Stock is traded or, if there is no such composite report as to any day, the last reported sale price, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and asked prices) on the principal United States securities trading market (whether a stock exchange, the National Association of Securities Dealers Automated Quotation System or otherwise) on which the Common Stock is traded; PROVIDED, HOWEVER, that if the Common Stock is not publicly traded or listed during the time of any computation pursuant to this Section, the "Market Price" for the purposes hereof shall be the fair value as determined in good faith and certified to the Corporation by any person agreed upon by, and mutually satisfactory to, the Chief Executive Officer or the President of the Corporation and a member of the Board of Directors of the Corporation elected by the holders of the Series A Preferred Stock; PROVIDED, HOWEVER, that if such persons are unable to agree upon a mutually satisfactory person, or if at the time there is no director in office who was elected by the holders of the Series A Preferred Stock, then in each such case the "Market Price" shall be the fair value as determined in good faith by the Board of Directors of the Corporation.

          Section 7. ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock shall be subject to adjustment from time to time as hereinafter provided.

          (a) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If at any time after the date hereof the Corporation shall issue or sell any shares of Common Stock (other than (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock and (ii) up to 17,500 shares of Common Stock (subject to appropriate adjustment in proportion to any increase or decrease in the number of shares of Common Stock outstanding as the result of any recapitalization, reclassification, stock dividend, stock split or stock combination) issued to employees, consultants and other persons providing services to the Corporation pursuant to stock option plans approved by the stockholders of the Corporation in accordance with applicable law) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to equal the Effective Price (as hereinafter defined) of the shares of Common Stock so issued or sold. The "Effective Price" of shares of Common Stock issued or sold shall mean the dollar amount determined by dividing the total number of shares of Common Stock issued or sold by the Company in such issue (or deemed to have been issued or sold) into the aggregate consideration received by the Company (or deemed to have been received) for such issue.

          (b) OTHER ADJUSTMENT EVENTS AND PROVISIONS. For the purposes of this Section 7, the following clauses shall also be applicable:

              (i) ISSUANCE OF RIGHTS, WARRANTS OR OPTIONS. In case at any time the Corporation shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any rights or warrants to subscribe for or to purchase, or any options (other than Excluded Options, as defined below) for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES"), whether or not such rights, warrants or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights, warrants or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights, warrants or options shall be deemed to be outstanding as of the date of granting of such rights, warrants or options and to have been issued for such price per share and the Conversion Price shall be adjusted (as of the date of the granting of such rights, warrants or options) as set forth in subsection 7(a) above. Except as provided in clause (iii) of this subsection 7(b), no further adjustments of any Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights, warrants or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. For the purposes of this clause (i), the price per share for which Common Stock is issuable upon the exercise of any such rights, warrants or options or upon conversion or exchange of any such Convertible Securities shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights, warrants or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such rights, warrants or options, plus, in the case of such rights, warrants or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights, warrants or options. For purposes of this subparagraph (i), "Excluded Options" shall mean options to purchase shares of Common Stock issuable pursuant to a stock option plan for the benefit of employees, consultants and other persons providing services to the Corporation and which is approved by the stockholders of the Corporation in accordance with applicable law, so long as the number of shares subject to such plan, together with the number of shares subject to all other similar plans

         (including any shares issued upon the exercise of options which options are then regranted and excluding any options which expire unexercised and are not subject to regrant), does not exceed 17,500 shares of Common Stock (subject to appropriate adjustment in proportion to any increase or decrease in the number of shares of Common Stock outstanding as the result of any recapitalization, reclassification, stock dividend, stock split or stock combination).

              (ii) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities (other than the shares of Series A Preferred Stock), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding as of the date of the issue or sale of such Convertible Securities and to have been issued for such price per share and the Conversion Price shall be adjusted (as of the date of the issue or sale of such Convertible Securities) as set forth in subsection 7(a) above; PROVIDED that (A) except as provided in clause (iii) of this subsection 7(b), no further adjustments of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any rights or warrants to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this subsection 7(b), no further adjustment of any Conversion Price shall be made by reason of such issue or sale. For the purposes of this clause (ii), the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities shall be determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, PLUS the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

              (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any rights, warrants or options referred to in clause (i) above, or the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (i) or (ii) above, or the rate at which any Convertible Securities referred to in clause (i) or (ii) above are convertible into or exchangeable for Common Stock, shall change (other than under or by reason of provisions designed to protect against dilution), then the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such rights, warrants, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any such right, warrant or option referred to in clause (i) above, or the rate at which any Convertible Securities referred to in clause (i) or (ii) above, are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such right, warrant or option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have obtained had such right, warrant, option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby decreased.

              (iv) STOCK DIVIDENDS. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, then and in such event, the Conversion Price then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction:

                       (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

                       (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

              (v) CONSIDERATION FOR STOCK. In case any shares of Common Stock or Convertible Securities or any rights, warrants or options to purchase any such Common Stock or Convertible Securities shall be issued or sold:

                       (A) for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith;

                       (B) for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined, in good faith and in the exercise of reasonable business judgment, by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith; or

                       (C) in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value as determined, in good faith and in the exercise of reasonable business judgment, by the Board of Directors of such portion of the assets and business of the non-surviving corporation as such Board of Directors may determine to be attributable to such shares of Common Stock, Convertible Securities, rights, warrants or options, as the case may be.

              (vi) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them
         (A) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (B) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the actual issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the actual making of such other distribution or the date of the actual granting of such right of subscription or purchase, as the case may be.

              (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares directly or indirectly owned or held by or for the account of the Corporation or any of its subsidiaries, and the disposition of any such shares (other than by retirement and/or cancellation) shall be considered an issue or sale of Common Stock for the purposes of this subsection 7(b).

          (c) CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation shall declare a dividend or make any other distribution (other than a distribution referred to in subsection 7(b)) upon the Common Stock (other than cash dividends payable out of legally available funds), then in each case the Conversion Price in effect immediately prior to the declaration of such dividend or making of such distribution shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or distribution by a fraction the numerator of which shall be the Market Price on the date prior to the date fixed for such determination, LESS, in the case of a dividend or distribution in cash, the amount per share of Common Stock so declared or, in the case of any other dividend or distribution, the then fair value (as determined, in good faith and in the exercise of reasonable business judgment, by the Board of Directors) of the portion of the property or assets so distributed applicable to one share of Common Stock, and the denominator of which shall be such Market Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

          (d) SUBDIVISION OR COMBINATION OF STOCK. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (e) ADJUSTMENTS FOR CONSOLIDATION, MERGER, SALE OF ASSETS, REORGANIZATION, ETC. In case the Corporation (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, (ii) permits any other corporation to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its property and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Corporation in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection 7(e), each holder of a share of Series A Preferred Stock, upon conversion of a share of Series A Preferred Stock at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive, in lieu of shares of Common Stock issuable upon such conversion prior to such consummation, the stock, securities, cash and assets to which such holder would have been entitled upon such consummation if such holder had so converted such share of Series A Preferred Stock immediately prior thereto at the aggregate Conversion Price in effect immediately prior to such consummation as adjusted to the time of such transaction (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 7).

          (f) NOTICE OF ADJUSTMENT. Whenever the number of shares of Common Stock or other stock or property or assets issuable upon the conversion of each share of Series A Preferred Stock or the Conversion Price is adjusted pursuant to this Section 7, then and in each such case the Chief Financial Officer of the Corporation shall prepare and execute a certificate (the "Adjustment Certificate") setting forth, in reasonable detail, the event requiring the adjustment, the Conversion Price resulting from such adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and shall cause a copy of the Adjustment Certificate to be filed with the transfer agent for the Series A Preferred Stock, if any, and a notice thereof mailed to the holders of record of the outstanding shares of such Series A Preferred Stock.

          In any case which this Section 7 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until five business days following the filing by the Chief Financial Officer of the Corporation of the Adjustment Certificate with said transfer agent) issuing to any holder of any share of Series A Preferred Stock converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of fractional shares.

          (g)       OTHER NOTICES.  If at any time:

              (i) the Corporation shall declare any cash dividend on its Common Stock;

              (ii) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

              (iii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights;

              (iv) the Corporation shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of current earnings or dividends payable in Common Stock);

              (v) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or any repurchase, redemption or other acquisition for value of the Common Stock of the Corporation, or consolidation or merger of the Corporation with another corporation (other than a subsidiary of the Corporation in which the Corporation is the surviving or continuing corporation and no change occurs in the Corporation's Common Stock), or sale of all or substantially all of its property and assets to another corporation; or

              (vi) there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice, to the holders of record of the outstanding shares of the Series A Preferred Stock at the addresses shown on the books of the Corporation, of (A) the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or (B) the date (or, if not then known, a reasonable approximation thereof by the Corporation) on which such reorganization, reclassification, repurchase, redemption, acquisition, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of Common Stock or record shall participate in such dividend, distribution or subscription rights, or shall be entitled to redeem or repurchase their Common Stock or shall be entitled to exchange their Common Stock for securities or other property or assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 15 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

          (h) NO AVOIDANCE. The Corporation shall not amend its Certificate of Incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock set forth herein.

          8. REDEMPTION. The Corporation shall have the right to redeem in whole or in part, the Series A Preferred Stock upon sixty days notice upon payment of the following prices together with accrued but unpaid dividends to holders of the Series A Preferred Stock: (a) If redeemed between September 30, 1996 and September 30, 1997, $1030 per share; (b) If redeemed between September 30, 1997 and September 30, 1998, $1015 per share; and (c) If redeemed after September 30, 1998, $1000 per share. In addition, not more than sixty days in advance of a Registered Offering or Reorganization (as such terms are hereinafter defined), the Corporation shall have the right to redeem in whole or in part, the Series A Preferred Stock upon sixty days notice upon payment of the following prices together with accrued but unpaid dividends to holders of the Series A Preferred Stock: (i) If redeemed between September 30, 1994 and September 30, 1995, $1,070 per share; and (ii) If redeemed between September 30, 1995 and September 30, 1996, $1,050 per share.

          During the sixty day period following notice of redemption, holders of the Series A Preferred Stock shall have the right to convert their Series A Preferred Stock into shares of Common Stock in the manner contemplated by this Certificate.

          For purposes of this Section 8, (a) "Registered Offering" shall mean the consummation of a public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, for the account of the Corporation at an aggregate offering price in excess of $35,000,000 and (b) "Reorganization" shall mean, subject to the limitations in the following sentence, the consummation of any consolidation or merger to which the Corporation is not the surviving party, the sale of all or substantially all of the assets of the Corporation in a single transaction or a series of related transactions, or any statutory exchange of securities with another corporation. The term "Reorganization" shall not include, and there shall be no right of redemption under this Section 8 as a result of, any consolidation, merger, sale of assets or statutory exchange consummated while the Corporation is (A) subject to an order for relief by any bankruptcy court, (B) subject to any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer appointed for it or for all or any material part of its property, (C) subject to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceeding relating to it or to all or any material part of its property or (D) in material default under any agreement evidencing or otherwise relating to indebtedness for borrowed money which default would permit the acceleration of such indebtedness.

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

          IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, hereby affirms and acknowledges under penalty of perjury that the filing of the Certificate of Designation, Preferences Relative, Participating, Optional and Other Special Rights is the act and deed of the Corporation.


                                       -----------------------------
                                       Simon K. Hodson





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